EXHIBIT 99.1

For Immediate Release:

RICHARD O. JACOBSON AND MICHAEL D. ROSE

RETIRE FROM FELCOR’S BOARD OF DIRECTORS

IRVING, Texas...May 17, 2006 – FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), wishes to express its appreciation to Richard O. Jacobson, who retired from its Board of Directors effective May 16, 2006. Mr. Jacobson has been a valued and respected member of FelCor’s Board of Directors since the Company’s initial public offering in 1994. During his tenure as a director of FelCor, Mr. Jacobson has served on both the Audit and Compensation Committees of FelCor.

Mr. Jacobson, 69, is the founder and Chairman of the Board of Jacobson Warehouse Company, Inc., a privately-held warehouse company, and of Jacobson Transportation Company, Inc., a truckload common carrier.

FelCor also wishes to express its appreciation to Michael D. Rose, 64, who retired from its Board of Directors in February 2006. Mr. Rose, who served as a director of FelCor from July 1998 until his retirement, provided FelCor’s Board of Directors with a wealth of leadership experience in the hospitality industry. Mr. Rose also served on the Compensation and Corporate Governance and Nominating Committees of FelCor’s Board of Directors.

Mr. Rose is Chairman of the Executive Committee of the Board of Gaylord Entertainment Company, a diversified entertainment company.

“I want to extend my sincere appreciation to Mike Rose and Dick Jacobson for their many contributions to FelCor’s Board of Directors over the years, as well as for the visionary leadership they have provided,” said Thomas J. Corcoran, Jr., FelCor’s Chairman of the Board. “Their knowledge, experience, judgment and common sense have served our stockholders well throughout their terms of service with FelCor.”

FelCor is the nation’s largest owner of full service, all-suite hotels. FelCor’s portfolio is comprised of 115 hotels, located in 28 states and Canada. FelCor owns 65 full-service, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.3 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor’s filings with the Securities and Exchange Commission.

Contact:

Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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